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                                                                     Exhibit 8.1

                   [LETTERHEARD OF WILLKIE, FARR & GALLAGHER]





February 2, 1999



NEXTLINK Communications, Inc.
500 108th Avenue N.E., Suite 2200
Bellevue, WA 98004

Re:      $500,000,000 10-3/4% Senior Notes
         due 2008 Exchange Offer

Ladies and Gentlemen:

         We have acted as counsel to NEXTLINK Communications, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") on February 4, 1999 of a registration statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance, in exchange for $500,000,000 aggregate principal amount of the Company's 10-3/4% Senior Notes due 2008 (the "Old Notes"), of $500,000,000 aggregate principal amount of the Company's 10-3/4% Senior Notes due 2008 (the "New Notes"). The New Notes are to be issued pursuant to an Indenture dated as of November 12, 1998 (the "Indenture") between the Company and The United States Trust Company of New York, as trustee (the "Trustee"). Capitalized terms used herein and not defined have the meanings ascribed thereto in the Indenture.

         We hereby confirm that the statements set forth in the prospectus (the "Prospectus") forming a part of the Registration Statement under the subheading "Certain United States Federal Income Tax Consequences" accurately describe the material federal income tax consequences to the holders of the New Notes issued pursuant to the Prospectus.

         We know that we are referred to under the heading "Legal Matters" in the Propspectus, and we hereby consent to such use of or name therein and to the use of this opinion for filing with the Registration Statement as Exhibit 8.1 thereto.

         Very truly yours,

             /s/ Willkie Farr & Gallagher